SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. __)*



                                 zipRealty Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    98974V107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]    Rule 13d-1(b)

             [ ]    Rule 13d-1(c)

             [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 14 Pages
                       Exhibit Index Contained on Page 13

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  98974V107                                              13 G                     Page 2 of 14
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Vanguard VI, LP ("Vanguard VI") Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        2,224,100 shares, of which 336,608 represent immediately exercisable
              SHARES                          warrants, except that Vanguard VI Venture Partners, L.L.C. ("Vanguard
           BENEFICIALLY                       VI Venture Partners"), the general partner of Vanguard VI, may be
      OWNED BY EACH REPORTING                 deemed to have sole power to vote these shares, and Jack M. Gill
              PERSON                          ("Gill"), Robert D. Ulrich ("Ulrich") and Donald F. Wood ("Wood"), the
               WITH                           managing members of Vanguard VI Venture Partners, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              2,224,100 shares, of which 336,608 represent immediately exercisable warrants, except that Vanguard VI Venture Partners, the general partner of Vanguard VI, may be deemed to have sole power to dispose of these shares, and Gill, Ulrich and Wood, the managing members of
                                              Vanguard VI Venture Partners, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,224,100
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    11.0%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  98974V107                                              13 G                     Page 3 of 14
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Vanguard VI Affiliates Fund, L.P. ("Vanguard VI Affiliates")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        91,983 shares, of which 13,921 represent immediately exercisable
              SHARES                          warrants, except that Vanguard VI Venture Partners, the general
           BENEFICIALLY                       partner of Vanguard VI Affiliates, may be deemed to have sole power to
     OWNED BY EACH REPORTING                  vote these shares, and Gill, Ulrich and Wood, the managing members of
              PERSON                          Vanguard VI Venture Partners, may be deemed to have shared power to
               WITH                           vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                             See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              91,983 shares, of which 13,921 represent immediately exercisable warrants, except that Vanguard VI Venture Partners, the general partner of Vanguard VI Affiliates, may be deemed to have sole power to dispose of these shares, and Gill, Ulrich and Wood, the managing members of Vanguard VI Venture Partners, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       91,983
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.5%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  98974V107                                              13 G                     Page 4 of 14
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Vanguard VI Annex Fund, L.P. ("Vanguard VI Annex")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        100,056 shares, of which 35,292 represent immediately exercisable
              SHARES                          warrants, except that Vanguard VI Venture Partners, the general
           BENEFICIALLY                       partner of Vanguard VI Annex, may be deemed to have sole power to vote
     OWNED BY EACH REPORTING                  these shares, and Gill, Ulrich and Wood, the managing members of
              PERSON                          Vanguard VI Venture Partners, may be deemed to have shared power to
               WITH                           vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              100,056 shares, of which 35,292 represent immediately exercisable warrants, except that Vanguard VI Venture Partners, the general partner of Vanguard VI Annex, may be deemed to have sole power to dispose of these shares, and Gill, Ulrich and Wood, the managing members of Vanguard VI Venture Partners, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       100,056
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.5%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  98974V107                                              13 G                     Page 5 of 14
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Vanguard VI Venture Partners L.L.C. ("Vanguard VI Venture Partners")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              2,416,139 shares, of which 2,224,100 are directly owned by Vanguard
              SHARES                          VI, 91,983 are directly owned by Vanguard VI  Affiliates and 100,056
           BENEFICIALLY                       are directly owned by Vanguard VI Annex.  Vanguard VI Venture
      OWNED BY EACH REPORTING                 Partners, the general partner of Vanguard VI, Vanguard VI Affiliates
              PERSON                          and Vanguard VI Annex, may be deemed to have sole power to vote these
               WITH                           shares, and Gill, Ulrich and Wood, the managing members of Vanguard VI
                                              Venture Partners, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              2,416,139 shares, of which 2,224,100 are directly owned by Vanguard
                                              VI, 91,983 are directly owned by Vanguard VI Affiliates and 100,056 are directly owned by Vanguard VI Annex. Vanguard VI Venture Partners, the general partner of Vanguard VI, Vanguard VI Affiliates and
                                              Vanguard VI Annex, may be deemed to have sole power to dispose of these shares, and Gill, Ulrich and Wood, the managing members of
                                              Vanguard VI Venture Partners, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,416,139
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    11.9%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  98974V107                                              13 G                     Page 6 of 14
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON   Jack M. Gill ("Gill")

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        0 shares.
              SHARES                 -------- ------------------------------------------------------------------------
           BENEFICIALLY
     OWNED BY EACH REPORTING         6        SHARED VOTING POWER
              PERSON                          2,416,139 shares, of which 2,224,100 are directly owned by Vanguard
               WITH                           VI, 91,983 are directly owned by Vanguard VI Affiliates and 100,056 are directly owned by Vanguard VI Annex. Gill is a managing member of
                                              Vanguard VI Venture Partners, the general partner of Vanguard VI,
                                              Vanguard VI Affiliates and Vanguard VI Annex, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              2,416,139 shares, of which 2,224,100 are directly owned by Vanguard
                                              VI, 91,983 are directly owned by Vanguard VI Affiliates and 100,056 are directly owned by Vanguard VI Annex. Gill is a managing member of
                                              Vanguard VI Venture Partners, the general partner of Vanguard VI,
                                              Vanguard VI Affiliates and Vanguard VI Annex, and may be deemed to have shared power to dispose these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,416,139
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    11.9%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  98974V107                                              13 G                     Page 7 of 14
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON   Robert D. Ulrich ("Ulrich")

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           2,416,139 shares, of which 2,224,100 are directly owned by Vanguard
                                              VI, 91,983 are directly owned by Vanguard VI Affiliates and 100,056 are directly owned by Vanguard VI Annex. Ulrich is a managing member of Vanguard VI Venture Partners, the general partner of Vanguard VI,
                                              Vanguard VI Affiliates and Vanguard VI Annex, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              2,416,139 shares, of which 2,224,100 are directly owned by Vanguard
                                              VI, 91,983 are directly owned by Vanguard VI Affiliates and 100,056 are directly owned by Vanguard VI Annex. Ulrich is a managing member of Vanguard VI Venture Partners, the general partner of Vanguard VI,
                                              Vanguard VI Affiliates and Vanguard VI Annex, and may be deemed to have shared power to dispose these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,416,139
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    11.9%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  98974V107                                              13 G                     Page 8 of 14
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON   Donald F. Wood ("Wood")

------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- -----------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              23,920 shares, of which 8,014 represent immediately exercisable
             NUMBER OF                        warrants.
              SHARES                 -------- -----------------------------------------------------------------------
           BENEFICIALLY
      OWNED BY EACH REPORTING        6        SHARED VOTING POWER.
              PERSON                          2,416,139 shares, of which 2,224,100 are directly owned by
               WITH                           Vanguard VI, 91,983 are directly owned by Vanguard VI Affiliates and
                                              100,056 are directly owned by Vanguard VI Annex. Wood is a managing member of Vanguard VI Venture Partners, the general partner of
                                              Vanguard VI, Vanguard VI Affiliates and Vanguard VI Annex, and may be
                                              deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              23,920 shares, of which 8,014 represent immediately exercisable warrants.
                                     -------- -----------------------------------------------------------------------


                                     8        SHARED DISPOSITIVE POWER
                                              2,416,139 shares, of which 2,224,100 are directly owned by Vanguard
                                              VI, 91,983 are directly owned by Vanguard VI Affiliates and 100,056 are directly owned by Vanguard VI Annex. Wood is a managing member of
                                              Vanguard VI Venture Partners, the general partner of Vanguard VI,
                                              Vanguard VI Affiliates and Vanguard VI Annex, and may be deemed to have shared power to dispose these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,440,059
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    12.0%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

------------------------------------                   -------------------------
CUSIP NO.  98974V107                        13 G                   Page 9 of 14
------------------------------------                   -------------------------

ITEM 1(A).        NAME OF ISSUER

                  zipRealty Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  2000 Powell St., Suite 1555
                  Emeryville, California 94608

ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by Vanguard VI, L.P., a Delaware limited partnership ("Vanguard VI"), Vanguard VI Affiliates Fund, L.P., a Delaware limited partnership ("Vanguard VI Affiliates"), Vanguard VI Annex Fund, L.P., a Delaware limited partnership ("Vanguard VI Annex") and Vanguard VI Venture Partners, L.L.C., a Delaware limited liability company ("Vanguard VI Venture Partners") and Jack M. Gill ("Gill"), Robert D. Ulrich ("Ulrich") and Donald F. Wood ("Wood"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  Vanguard VI Venture Partners, the general partner of Vanguard VI, Vanguard VI Affiliates and Vanguard VI Annex, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Vanguard VI, Vanguard VI Affiliates and Vanguard VI Annex. Gill, Ulrich and Wood are managing members of Vanguard VI Venture Partners and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Vanguard VI, Vanguard VI Affiliates and Vanguard VI Annex.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  Vanguard Ventures
                  525 University Avenue, Suite 1200
                  Palo Alto, California   94301

ITEM 2(C)         CITIZENSHIP


                  Vanguard VI, Vanguard VI Affiliates and Vanguard VI Annex are Delaware limited partnerships. Vanguard VI Venture Partners is a Delaware limited liability company. Gill, Ulrich and Wood are United States citizens.

ITEM 2(D) AND (E).         TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP # 98974V107

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

------------------------------------                   -------------------------
CUSIP NO.  98974V107                        13 G                   Page 10 of 14
------------------------------------                   -------------------------

                        (a) Amount beneficially owned:

                            See Row 9 of cover page for each Reporting Person.

                        (b) Percent of Class:

                            See Row 11 of cover page for each Reporting Person.

                        (c) Number of shares as to which such person has:

                               (i)   Sole power to vote or to direct the vote:

                                     See Row 5 of cover page for
                                     each Reporting Person.

                               (ii)  Shared power to vote or to direct the vote:

                                     See Row 6 of cover page for
                                     each Reporting Person.

                               (iii) Sole power to dispose or to direct the
                                     disposition of:

                                     See Row 7 of cover page for
                                     each Reporting Person.

                               (iv) Shared power to dispose or to direct the disposition of:

                                     See Row 8 of cover page for
                                     each Reporting Person.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Under certain circumstances, set forth in the limited partnership agreements of Vanguard VI, Vanguard VI Affiliates and Vanguard VI Annex, and the limited liability company agreement of Vanguard VI Venture Partners, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

------------------------------------                   -------------------------
CUSIP NO.  98974V107                        13 G                   Page 11 of 14
------------------------------------                   -------------------------


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable

ITEM 10.          CERTIFICATION.

                  Not applicable

------------------------------------                   -------------------------
CUSIP NO.  98974V107                        13 G                   Page 12 of 14
------------------------------------                   -------------------------



                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 9, 2005
                                     VANGUARD VI, L.P., a
                                     Delaware Limited Partnership

                                     VANGUARD VI AFFILIATES FUND, L.P., a
                                     Delaware Limited Partnership

                                     VANGUARD VI ANNEX FUND, L.P., a
                                     Delaware Limited Partnership

                                     VANGUARD VI VENTURE PARTNERS, L.L.C., a
                                     Delaware Limited Liability Company



                                     By:    /s/ Anne Rockhold
                                            ------------------------------------
                                            Anne Rockhold
                                            Attorney-in-Fact*



                                     Jack M. Gill
                                     Robert D. Ulrich
                                     Donald F. Wood



                                     By:    /s/ Anne Rockhold
                                            ------------------------------------
                                            Anne Rockhold
                                            Attorney-in-Fact*


*Signed pursuant to a Power of Attorney already on file with the appropriate agencies.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

http://www.sec.gov/divisions/corpfin/forms/13g.htm
Last update: 06/04/2001

------------------------------------                   -------------------------
CUSIP NO.  98974V107                        13 G                   Page 13 of 14
------------------------------------                   -------------------------



                                  EXHIBIT INDEX
                                  -------------




                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------
Exhibit A:  Agreement of Joint Filing                                 14

------------------------------------                   -------------------------
CUSIP NO.  98974V107                        13 G                   Page 14 of 14
------------------------------------                   -------------------------



                                    EXHIBIT A



                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.


Date:  February 9, 2005
                                     VANGUARD VI, L.P., a
                                     Delaware Limited Partnership

                                     VANGUARD VI AFFILIATES FUND, L.P., a
                                     Delaware Limited Partnership

                                     VANGUARD VI ANNEX FUND, L.P., a
                                     Delaware Limited Partnership

                                     VANGUARD VI VENTURE PARTNERS, L.L.C., a
                                     Delaware Limited Liability Company



                                     By:    /s/ Anne Rockhold
                                            ------------------------------------
                                            Anne Rockhold
                                            Attorney-in-Fact*



                                     Jack M. Gill
                                     Robert D. Ulrich
                                     Donald F. Wood



                                     By:    /s/ Anne Rockhold
                                            ------------------------------------
                                            Anne Rockhold
                                            Attorney-in-Fact*


*Signed pursuant to a Power of Attorney already on file with the appropriate agencies.